Exhibit 99.3

PEREGRINE SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2002 and 2001 and
For the Three Years Ended March 31, 2002

PEREGRINE SYSTEMS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Peregrine Systems, Inc.:

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Peregrine Systems, Inc. and its subsidiaries at March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of their operations and realization of their assets and payments of their liabilities in the ordinary course of business. As more fully described in the notes to the consolidated financial statements, on September 22, 2002, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the bankruptcy process and the Company’s negative working capital, accumulated deficit, recurring losses from operations and defaults on their debt obligations raise substantial doubt about their ability to continue as a going concern. The Company is currently operating their business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and their continuation as a going concern is contingent upon, among other things, the confirmation of a Plan of Reorganization and the Company’s ability to generate sufficient cash from operations and obtain financing sources to meet their future obligations. If no reorganization plan is approved, it is possible that the Company’s assets may be liquidated. The consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

      As indicated in Note 3 to these consolidated financial statements, the Company has restated their consolidated financial statements as of and for the years ended March 31, 2001 and 2000 which had previously been audited by other independent accountants.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 27, 2003

PEREGRINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31,	March 31,
	2002	2001

		(As restated)
ASSETS
Current Assets:
Cash and cash equivalents	$83,490	$145,339
Short-term investments	17,606	119,865
Accounts receivable, net of allowance for doubtful accounts of $13,663 and $3,811, respectively	97,231	41,496
Other current assets	20,830	66,844

Total current assets	219,157	373,544
Property and equipment, net	72,349	45,932
Net assets of discontinued operations	—	252,152
Goodwill, net of accumulated amortization of $1,219,092 and $110,951, respectively	—	243,662
Other intangible assets, net of accumulated amortization of $78,925 and $10,607, respectively	156,875	47,193
Investments and other assets	25,030	37,487

Total assets	$473,411	$999,970

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$60,984	$24,056
Accrued expenses	113,961	71,955
Net liabilities of discontinued operations	25,973	—
Current portion of deferred revenue	180,504	89,976
Bank loans — factor arrangements	141,572	166,941
Current portion of long-term debt	2,801	36

Total current liabilities	525,795	352,964
Deferred revenue, net of current portion	23,014	8,301
Long-term debt, net of current portion	4,856	61
Convertible subordinated notes	270,000	270,000

Total liabilities	823,665	631,326

Guaranteed value — common stock	9,520	—

Commitments and Contingencies — Notes 15 and 20
Stockholders’ (Deficit) Equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 500,000 shares authorized, 194,993 and 151,573 shares issued and outstanding, respectively	195	151
Additional paid-in capital	3,901,453	2,590,208
Subscriptions receivable	(13,366)	(3,441)
Accumulated deficit	(4,150,163)	(2,118,770)
Unearned portion of deferred compensation	(82,242)	(86,129)
Treasury stock, at cost, 497 and 414 shares, respectively	(10,697)	(9,425)
Accumulated other comprehensive loss	(4,954)	(3,950)

Total stockholders’ (deficit) equity	(359,774)	368,644

Total liabilities and stockholders’ (deficit) equity	$473,411	$999,970

The accompanying notes are an integral part of these consolidated financial statements.

PEREGRINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Revenues:
Licenses	$204,383	$94,918	$53,329
Services	236,812	118,435	78,303

Total revenues	441,195	213,353	131,632

Costs and Expenses:
Cost of licenses	40,426	12,252	3,109
Cost of services	149,090	88,765	54,755
Sales and marketing	301,501	235,877	109,127
Research and development	89,196	64,588	33,491
General and administrative	120,990	61,313	27,660
Impairments, amortization and other	1,262,150	113,533	108,843

Total operating costs and expenses	1,963,353	576,328	336,985

Loss from continuing operations before interest and income tax expenses	(1,522,158)	(362,975)	(205,353)
Interest expense, net of interest income of $9,422, $8,026 and $256, respectively	(15,186)	(6,192)	(2,005)

Loss from continuing operations before income tax expense	(1,537,344)	(369,167)	(207,358)
Income tax expense on continuing operations	8,040	5,613	10,060

Loss from continuing operations	(1,545,384)	(374,780)	(217,418)

Discontinued Operations:
Loss from discontinued operations of SCE business, net of income tax benefit of $82 and expense of $998, respectively	(438,189)	(1,469,737)	—
Loss on disposal of SCE business, net of income taxes	(47,820)	—	—

Loss from discontinued operations, net of income tax benefit of $82 and expense of $998, respectively	(486,009)	(1,469,737)	—

Net loss	$(2,031,393)	$(1,844,517)	$(217,418)

Net loss per share, basic and diluted:
Loss per share from continuing operations	$(8.64)	$(2.71)	$(2.12)

Loss per share from discontinued operations	$(2.72)	$(10.62)	$—

Net loss per share	$(11.36)	$(13.32)	$(2.12)

Shares used in computation	178,875	138,447	102,332

The accompanying notes are an integral part of these consolidated financial statements.

PEREGRINE SYSTEMS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Number of					Unearned		Accumulated	Total
	Shares		Additional			Portion of		Other	Stockholders’
	Out-	Common	Paid-in	Subscriptions	Accumulated	Deferred	Treasury	Comprehensive	Equity
	standing	Stock	Capital	Receivable	Deficit	Compensation	Stock	Loss	(Deficit)

Balance at March 31, 1999, as previously reported	97,106	$97	$193,739	$—	$(39,793)	$(1,019)	$(1,725)	$(518)	$150,781
Cumulative effect of prior period adjustments	—	—	43,284	—	(17,042)	(35,332)	—		(9,090)

Balance at March 31, 1999, as restated	97,106	97	237,023	—	(56,835)	(36,351)	(1,725)	(518)	141,691
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	(148)	(148)
Net loss	—	—	—	—	(217,418)	—	—		(217,418)

Comprehensive loss	—	—	—	—	—	—	—		(217,566)

Stock issued under employee plans	4,915	5	21,692	—	—	—	—		21,697
Stock issued for acquisitions	4,963	5	167,162	—	—	—	—		167,167
Stock issued for investments	2,450	2	93,796	—	—	—	—		93,798
Deferred compensation	—	—	51,495	—	—	(33,786)	—		17,709
Stock repurchased	(99)	—	—	—	—	—	(1,285)		(1,285)

Balance at March 31, 2000, as restated	109,335	109	571,168	—	(274,253)	(70,137)	(3,010)	(666)	223,211
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	(3,284)	(3,284)
Net loss	—	—	—	—	(1,844,517)	—	—		(1,844,517)

Comprehensive loss	—	—	—	—	—	—	—		(1,847,801)

Stock issued under employee plans	6,356	6	42,365	(3,441)	—	—	—		38,930
Stock issued for acquisitions	36,139	36	1,909,918	—	—	(848)	—		1,909,106
Deferred compensation	—	—	66,757	—	—	(15,144)	—		51,613
Stock repurchased	(257)	—	—	—	—	—	(6,415)		(6,415)

Balance at March 31, 2001, as restated	151,573	151	2,590,208	(3,441)	(2,118,770)	(86,129)	(9,425)	(3,950)	368,644
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	(1,004)	(1,004)
Net loss	—	—	—	—	(2,031,393)	—	—		(2,031,393)

Comprehensive loss	—	—	—	—	—	—	—		(2,032,397)

Stock issued under employee plans	3,871	4	35,465	2,210	—	—	—		37,679
Stock issued for acquisitions	37,108	37	1,246,878	—	—	(38,078)	—		1,208,837
Stock issued for investments	2,523	3	12,305	(12,135)	—	—	—		173
Deferred compensation	—	—	25,266	—	—	33,296	—		58,562
Stock repurchased	(82)	—	—	—	—	—	(1,272)		(1,272)
Deferred compensation of discontinued operations	—	—	(8,669)	—	—	8,669	—		—

Balance at March 31, 2002	194,993	$195	$3,901,453	$(13,366)	$(4,150,163)	$(82,242)	$(10,697)	$(4,954)	$(359,774)

The accompanying notes are an integral part of these consolidated financial statements.

PEREGRINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Cash flows from operating activities:
Loss from continuing operations	$(1,545,384)	$(374,780)	$(217,418)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	25,567	21,266	13,798
Amortization of deferred compensation	54,719	50,783	17,709
Impairment and amortization of goodwill and intangibles	1,208,444	113,328	85,187
In-process research & development	86,000	6,000	25,000
Deferred taxes	—	—	5,798
Increase (decrease) in cash resulting from changes, net of businesses acquired, in:
Accounts receivable	(23,629)	(13,406)	13,706
Other assets	68,892	(852)	6,068
Accounts payable	32,203	3,703	963
Accrued expenses	2,024	40,751	(1,171)
Deferred revenue	50,927	55,891	15,598

Net cash used in continuing operations	(40,237)	(97,316)	(34,762)

Cash flows from investing activities:
Issuance of note receivable to employees	—	(1,311)	—
Purchases of property and equipment	(25,007)	(42,368)	(20,363)
Purchases of investments	(19,275)	(22,890)	(10,074)
Net cash (expenditures) receipts related to acquisitions	(79,203)	(47,174)	12,395
Maturities (purchases) of short-term investments	102,259	(119,865)	—

Net cash used in investing activities	(21,226)	(233,608)	(18,042)

Cash flows from financing activities:
Advances under lines of credit, net of fees paid	170,000	—	—
Repayments of lines of credit	(170,000)	—	—
Advances from factored receivables	135,245	180,372	90,885
Repayments of factored receivables	(160,614)	(75,604)	(28,712)
Issuance of long-term debt	2,904	270,000	129
Repayments of long-term debt	(716)	(726)	(8,576)
Bank overdrafts	12,445	—	—
Issuance of common stock, employee plans	37,679	38,422	21,697
Exercise of warrants	173	—	—
Treasury stock purchased	(1,272)	(6,415)	(1,285)

Net cash provided by financing activities	25,844	406,049	74,138

Effect of exchange rate changes on cash	(1,004)	(3,284)	(148)

Net cash flows from discontinued operations	(25,226)	39,987	—

Net increase (decrease) in cash and cash equivalents	(61,849)	111,828	21,186
Cash and cash equivalents, beginning of year	145,339	33,511	12,325

Cash and cash equivalents, end of year	$83,490	$145,339	$33,511

Cash paid during the period for:
Interest	$6,303	$16,335	$5,203
Income taxes	3,696	5,075	3,105
Supplemental Disclosure of Non-cash Investing Activities of Continuing Operations:
Common stock issued for acquisitions	1,061,844	148,907	167,167
Issuance of guaranteed value common stock (See Note 16)	9,520	—	—
Property and equipment acquired under capital leases	5,372	—	—
Common stock issued for investments	12,135	—	93,798

The accompanying notes are an integral part of these consolidated financial statements.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Company Operations

Business

      Peregrine Systems, Inc. (the “Company” or “Peregrine”) is a provider of consolidated service management software solutions and related services. Peregrine’s software automates business processes for asset, change and service management. The Company sells its software and services in North America and internationally through both a direct sales force and through business partnerships.

      Over the past several years, Peregrine made multiple acquisitions expanding its business beyond its original core market. In March 2002, the Company decided to discontinue its Supply Chain Enablement (“SCE”) Division, which focused on products and services associated with business-to-business procurement. As described in Note 5, this business was sold in June 2002 and is treated as a discontinued operation in the consolidated financial statements. Subsequent to March 31, 2002, Peregrine decided to sell its other non-core product lines, including products used in fleet management, facility management, telecommunications management, travel management and the Remedy service management business. Peregrine’s core software product suites, after divestiture of non-core products, are ServiceCenter® and AssetCenter®, with employee self-service, automation and integration product lines complementing these two core offerings.

Restatement

      In May 2002, the Company announced that its Audit Committee had initiated an investigation into a number of accounting irregularities affecting the Company’s financial results for the nine months ended December 31, 2001 and for the fiscal years ended March 31, 2001 and 2000. As described in further detail in Note 3, these financial statements present the Company’s restated results for the fiscal years ended March 31, 2001 and 2000.

Going Concern

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of their operations and realization of their assets and payments of their liabilities in the ordinary course of business. As described further in Note 19, on September 22, 2002 Peregrine and its wholly owned subsidiary Peregrine Remedy, Inc. filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. The uncertainties inherent in the bankruptcy process and the Company’s negative working capital, accumulated deficit, recurring losses from operations and defaults on debt obligations raise substantial doubt about their ability to continue as a going concern. The Company is currently operating their business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and their continuation as a going concern is contingent upon, among other things, the confirmation of the Plan of Reorganization and the Company’s ability to generate sufficient cash from operations and obtain financing sources to meet their future obligations. If no reorganization plan is approved, it is possible that the Company’s assets may be liquidated. These financial statements do not include any adjustments that may result from the outcome of these uncertainties.

      As a result of its bankruptcy filing under Chapter 11, the Company will be subject to the provisions of Statement of Position (“SOP”) 90-7, “Financial Reporting of Entities in Reorganization under the Bankruptcy Code” for the reporting periods subsequent to September 22, 2002. Pursuant to SOP 90-7, the Company will be required, among other things, to classify on the consolidated balance sheet liabilities arising prior to filing the petition for bankruptcy that are subject to compromise from those that are not and liabilities arising postpetition. The liabilities that may be affected by the reorganization plan will be reported at the estimated amounts that will be allowed under the plan of reorganization, even if they are ultimately settled for lesser amounts. Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business will be reported separately as reorganization items, except for the sale of Remedy (see Note 19) which will be recorded as discontinued

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations. Reorganizations items will be disclosed separately within the operating, investing, and financing categories of the statement cash flows.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Peregrine and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Discontinued Operations

      As more fully described in Note 5, the Company restated its financial statements for fiscal 2002 and 2001 to account for its SCE business as a discontinued operation. The detailed results of operations and cash flows reflect only the results of continuing operations.

Use of Estimates

      The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates made by management with respect to these items and other items that require management’s estimates.

Revenue Recognition

      The Company recognizes revenue in accordance with the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-4 and SOP 98-9, and Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” issued by the Securities and Exchange Commission. Peregrine’s revenue is derived principally from software product licensing and related services. The Company’s standard end user license agreement provides for an initial fee for use of the Company’s products in perpetuity. License fees are generally due upon the granting of the license. Service revenues are comprised of fees from maintenance (technical support and software updates), professional services (consulting), and training.

      Revenues from license agreements with direct customers are recognized when all of the following conditions are met: a non-cancelable license agreement has been signed; the product has been delivered; there are no material uncertainties regarding customer acceptance; the fee is fixed and determinable; collection of the resulting receivable is deemed probable; risk of concession is deemed remote; and no other significant obligations of the Company exist. In certain circumstances, the Company may grant extended payment terms. If a payment is due more than one year after the license agreement is signed, the license fees are recognized as payments become due and payable provided all other conditions for revenue recognition are met. Revenues from maintenance services are recognized ratably over the term of the support period, generally one year. Consulting revenues are primarily related to installation and implementation services for the Company’s software products, which are most often performed on a time and material basis under separate service agreements. Revenues from consulting and training services are recognized as the respective services are performed.

      For contracts with multiple obligations (e.g., current and future product delivery obligations, post-contract support or other services) the Company recognizes revenue using the residual method. Under the residual method, the Company allocates revenues to the undelivered elements of the contract based on objective evidence of their fair value. This objective evidence is the sales price of each element when sold separately or the annual renewal rate specified in the agreement for maintenance. The Company recognizes revenues allocated to undelivered products when all other of the criteria for revenue recognition have been met.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Cost of licenses consists primarily of amounts paid to third-party vendors, amortization of acquired developed technology, and costs of product media, manuals, packaging materials, and related shipping costs. Cost of services consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, professional services, training to customers, and other maintenance. Deferred revenue primarily relates to maintenance fees which have been paid by the Company’s customers in advance of the performance of these services. In addition, certain license fees have been prepaid by customers and deferred by the Company until all the required revenue recognition criteria have been satisfied (e.g., expiration of exchange rights or delivery of all licensed products).

      The Company also derives revenues from the sale of its software licenses, maintenance and post-contract support services through distributors. Revenues from sales made through distributors are recognized when the distributors have sold the software licenses or services to their customers and the criteria for revenue recognition under SOP 97-2, as amended, are met. Prepayments from distributors are deferred until sold through to end user. Revenues from maintenance and post-contract support services sold through distributors are recognized ratably over the contractual period with the end user.

Business Risk and Concentrations of Credit Risk

      Financial instruments, which may subject the Company to concentrations of credit risk, consist principally of trade and other receivables. The Company performs ongoing credit evaluations of its customers’ financial condition. Peregrine believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company’s customer base consists primarily of large, well-established companies. The Company maintains reserves for credit losses and such losses historically have been within the Company’s expectations.

      Numerous third party partners can affect the Company’s success. In addition to selling direct to end-user customers, Peregrine partners with various third parties in delivering its solutions to end-user customers. Third party alliance partners work closely with the Company in delivering Peregrine’s solutions to a wide variety of customers.

      The Company’s license revenue has become increasingly dependent on the successful completion of one or more large license transactions during a given quarter. As a result, failure to complete one or more of these transactions by quarter-end could materially affect the trends of the Company’s license revenue and results of operations.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of ninety days or less from the date of purchase to be cash equivalents. Cash equivalents primarily consist of overnight money market accounts, time deposits, commercial paper and government agency notes. The carrying amount reported for cash and cash equivalents approximates its fair value.

      The Company had restricted cash of $3.3 million at March 31, 2002 and $0.8 million at March 31, 2001 included in other assets. The restricted cash was primarily used to secure certain real property and equipment lease obligations.

Fair Value of Financial Instruments

      The carrying value of certain of the Company’s financial instruments, including accounts receivable, other current assets, accounts payable and factor arrangements approximates fair value due to their short maturities. The carrying values of the Company’s convertible subordinated notes payable decreased significantly subsequent to March 31, 2002.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture, equipment and software. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

      Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

Goodwill

      Goodwill represents the purchase price in excess of identifiable assets associated with acquired businesses. Goodwill is carried at cost less accumulated amortization and is being amortized over five years. Goodwill from acquisitions subsequent to July 1, 2001 is not being amortized. The Company periodically evaluates the recoverability of goodwill for a decline in value, if any, based on discounted future cash flows in accordance with Accounting Principles Board (“APB”) Opinion No. 17, “Intangible Assets”.

Other Intangible Assets

      Other intangibles primarily represent developed technology, customer base and assembled workforce. Other intangible assets are being amortized on a straight-line basis over generally five years.

Long-lived Assets

      The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed Of” (“SFAS No. 121”). SFAS No. 121 establishes procedures for review of recoverability, and measurement of impairment, if necessary, of long-lived assets and certain identifiable intangibles held and used by an entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable based on expected undiscounted cash flows attributable to that asset.

Investments

      During the three years ended March 31, 2002, Peregrine made investments in numerous companies. Peregrine’s ownership interest in each of these investments has been less than 20%. These investments are being accounted for using the cost method as the Company does not have significant influence. They are reviewed for impairment on a quarterly basis.

      Many of the Company’s investments are in companies whose operations are not yet sufficient to establish them as profitable concerns. The Company has incurred impairments on some of these investments. Adverse changes in market conditions or poor operating results of underlying investments could result in additional future losses or an inability to recover the carrying value of these investments.

Capitalized Computer Software

      In accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, (“SFAS No. 86”,) software development costs are capitalized from the time the product’s technological feasibility has been established until the product is released for sale to the general public. The Company establishes technological feasibility in accordance with SFAS No. 86 using the working model method. During the three year period ended

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2002, no software development costs were capitalized, as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

Advertising Costs

      The Company expenses advertising costs in the period they are incurred.

Foreign Currency Translation and Risk Management

      Assets and liabilities of the Company’s foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for each reporting period. Translation gains or losses of the Company’s foreign subsidiaries are not included in operations but are reported as other comprehensive income. The functional currency of those subsidiaries is the primary currency in which the subsidiary operates. Gains and losses on transactions in denominations other than the functional currency of the Company’s foreign operations are included in the results of operations and have not been significant.

Income Taxes

      Deferred taxes are accounted for using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the Company’s opinion, it is more likely than not that some or all of the deferred tax assets will not be realized.

Computation of Net Loss Per Share

      Computation of net loss per share is performed in accordance with the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share,” (“SFAS No. 128”). SFAS No. 128 requires companies to compute basic and diluted earnings per share data for all periods for which an income statement is presented. Basic earnings per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Potentially dilutive securities represent incremental shares issuable upon exercise of the Company’s equity and debt securities. For the years ended March 31, 2002, 2001, and 2000, the diluted net loss per share calculation excludes the effect of approximately 42.1 million, 24.2 million and 19.9 million shares issuable under employee stock options and 10.8 million shares issuable upon conversion of the Convertible subordinated notes, as inclusion would be anti-dilutive.

Stock-Based Compensation

      The Company accounts for its employee stock option plans using the intrinsic value method described in APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under APB Opinion No. 25, deferred stock compensation is recorded for the difference, if any, between an option’s exercise price and the fair value of the underlying common stock on the grant date of the option. As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” the Company has adopted the “disclosure only” alternative described in SFAS No. 123 for its employee stock plans.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Loss

      Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents other comprehensive loss in its consolidated statements of stockholders’ (deficit) equity.

Recent Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (“SFAS No. 141”). SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The provisions of SFAS No. 141 have been adopted as of July 1, 2001 and did not have significant impact on the Company’s consolidated financial statements.

      In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, SFAS No. 142 includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, assessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the testing for impairment of existing goodwill and other intangibles. SFAS No. 142 will be fully adopted by the Company in the first quarter of fiscal 2003 and is not expected to have a material impact on its operating results or financial position. The Company is applying the non-goodwill amortization provisions of SFAS No. 142 for any business combination consummated on or after July 1, 2001.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed, and requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material effect on its operating results or financial position.

      In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its operating results or financial position

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 requires certain guarantees to be recorded at fair value and requires a guarantor to make disclosures, even when the likelihood of making any payments under the guarantee is remote. The initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that adoption of FIN No. 45 will not have a material effect on its operating results or financial position.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123.” This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and requires prominent disclosures in both annual and interim financial

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has elected not to adopt the recognition and measurement provisions of SFAS No. 123 and continues to account for its stock-based employee compensation plans under APB Opinion No. 25 and related interpretations, and therefore the transition provisions will not have an impact on its operating results or financial position.

3.	Restatement of Financial Statements

      On May 6, 2002, Peregrine announced that its Audit Committee had initiated an investigation into potential accounting irregularities. Peregrine also announced certain changes to executive management, including the resignation of the Company’s CEO and CFO. The investigation initially focused on certain transactions involving revenue recognition irregularities and expanded to a broader review of the Company’s previously issued consolidated financial statements. As a result of the Company’s review, Peregrine’s consolidated balance sheet as of March 31, 2001 and consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) for the years ended March 31, 2001 and 2000 are presented on a restated basis. The Company has also restated the consolidated balance sheet as of March 31, 2000 which is not separately presented herein. The cumulative effect of the restatement adjustments on periods ending on or before March 31, 1999 is shown in the statement of stockholders’ equity.

      The consolidated financial results for the fiscal year ended March 31, 2002 were not previously issued. Peregrine had previously reported its results for the first three fiscal quarters of the March 31, 2002 fiscal year. Peregrine’s consolidated balance sheet as of March 31, 2002 and the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) for the year ended March 31, 2002, include restatement adjustments related to the first nine months of the fiscal year.

      The accounting restatement adjustments related primarily to revenue recognition, accounting for business combinations, balance sheet presentation of factored accounts receivable and accounting for stock options and the related income tax effects. Generally, these adjustments corrected previously reported overstated revenue and previously understated total liabilities and operating expenses of the Company.

Revenue Recognition

      Revenues for the fiscal years ended March 31, 2001 and 2000 were overstated $254.1 million and $121.7 million, respectively. While a portion of the revenue reversal will be recognized in future periods and has been recorded in deferred revenue in the respective balance sheets, a significant portion of the revenue reversal is permanent. There were several categories of revenue recognition irregularities:

      Payment Conditions and Contingencies — In addition to selling directly to end-users, Peregrine sells products and services through third party resellers. During fiscal years 2002, 2001 and 2000, Peregrine recognized revenue when it “sold in” to a third party reseller, regardless of whether the reseller had a firm commitment from an end-user to purchase the software. In many cases, revenue was recognized despite the fact that the purchase commitments with resellers were not fixed, but were subject to conditions and contingencies. As a result, revenue has been restated to reflect revenue only upon completion of the ultimate sale to an end-user customer.

      Reciprocal Transactions — Peregrine engaged in a number of reciprocal transactions related to acquisitions, investments, and sales to customers. In certain instances, Peregrine purchased product lines from or made investments in customers who agreed to license Peregrine products. In such instances, Peregrine generally recognized revenue for the product licensed and capitalized the acquired product received from or investment made in the licensee. In other instances, Peregrine engaged in non-monetary exchanges, trading Peregrine software or services for a customer’s product. In these instances, Peregrine recorded the product or services received as either inventory or prepaid expenses and recognized license revenue for the Peregrine product licensed. Accounting for these transactions has been restated as appropriate, to reduce the original

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost of the acquisition or investment or reflect the exchange at historical cost when either (i) the value of the exchange could not be objectively measured or (ii) the exchange was for product to be sold in the ordinary course of business.

      Timing Issues — Peregrine used long-term installment contracts as a standard business practice during the restatement period. The contract fee was generally recognized as revenue at the time the installment contract was signed. However, based on the Company’s review of the collection history of these contracts, along with the Company’s history of providing concessions to customers, the Company restated results to reflect revenue upon collection of the extended payment. In addition, Peregrine previously recorded numerous transactions as revenue in a given period, although the sales order was not completed until after the end of the fiscal period. Revenue has been restated to record these transactions in the proper periods.

      Improper Write-offs — Many accounts receivable balances arising from improperly recorded revenue transactions, as described above, were inappropriately charged to bad debt expense, cost of acquisitions, or accrued liabilities. The restated results reflect these transactions as reductions in previously reported revenue.

Accounts Receivable Factoring

      Peregrine sold, or factored, receivables to multiple financial institutions over the past three years. Peregrine recorded these factoring transactions as true sales of receivables recording the cash received and removing the related receivables from the balance sheet, as if the risk of collection loss had passed to the buyer without recourse. However, based on the terms of the factoring agreements and based on past servicing practices of the Company, these accounts receivable factoring arrangements should have been recorded as loans instead of sales of receivables. As a result, the balance sheets have been restated to reflect the accounts receivable and related bank loans.

Business Combinations Accounting

      During the restatement period, Peregrine made several business acquisitions, some of which were not properly recorded. In certain cases, reciprocal licensing transactions were recorded as revenue from customers, instead of reducing acquisition cost. In other instances, the value of in-the-money stock options was not included as a cost of the acquisition. In many transactions, acquisition liability accruals were overstated and operating expenses (such as bad debts or revenue reversals) were improperly offset against the accrual. The consolidated financial statements have been restated for these matters.

Long-lived Assets Impairments

      The Company previously recorded charges to reflect the impairment of goodwill and other intangibles, strategic investments and other long-term assets. The Company has determined that charges originally booked were understated. The restated consolidated financial statements reflect the proper amount of charges to reduce these assets to the appropriate carrying values.

Stock Options Accounting

      Based on Peregrine’s past practice, many employee stock options contained exercise prices that were below the common stock market values on the dates the options were granted. Under APB Opinion No. 25, the Company should have recorded compensation cost equal to the aggregate difference between the fair value of the stock and the exercise price of the options granted. The Company also accelerated the vesting periods for certain options which had previously been granted to employees. Under FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25” (“FIN 44”), the acceleration of vesting of stock options after June 30, 2000 could cause an accounting charge for the affected options. The consolidated financial statements, as restated, now reflect the appropriate accounting for stock options.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restatement Tables

      The following tables reconcile the Company’s results of operations, financial position and cash flows from the previously reported consolidated financial statements to the as restated consolidated financial statements including the effect of restating for discontinued operations (see Note 5). (in thousands, except per share data):

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended March 31, 2001

	As
	Previously		Discontinued
	Reported	Adjustments	Operations	As Restated

	(In thousands, except per share data)
Revenues:
Licenses	$354,610	$(241,873)	$(17,819)	$94,918
Services	210,073	(12,232)	(79,406)	118,435

Total revenues	564,683	(254,105)	(97,225)	213,353

Cost and Expenses:
Cost of licenses	14,426	5,372	(7,546)	12,252
Cost of services	111,165	16,913	(39,313)	88,765
Sales and marketing	223,966	47,716	(35,805)	235,877
Research and development	61,957	12,824	(10,193)	64,588
General and administrative	48,420	35,923	(23,030)	61,313
Impairments, amortization and other	918,156	645,628	(1,450,251)	113,533

Total operating costs and expenses	1,378,090	764,376	(1,566,138)	576,328

Loss from continuing operations before interest and income tax expenses	(813,407)	(1,018,481)	1,468,913	(362,975)
Interest expense, net	(538)	(5,480)	(174)	(6,192)

Loss from continuing operations before income tax expense	(813,945)	(1,023,961)	1,468,739	(369,167)
Income tax expense on continuing operations	38,296	(31,685)	(998)	5,613

Loss from continuing operations	(852,241)	(992,276)	1,469,737	(374,780)
Loss from discontinued operations, net of income taxes of $998	—	—	(1,469,737)	(1,469,737)

Net loss	$(852,241)	$(992,276)	$—	$(1,844,517)

Net loss per share basic and diluted:
Loss per share from continuing operations				$(2.71)
Loss per share from discontinued operations				$(10.62)
Net loss per share	$(6.16)			$(13.32)
Shares used in computation	138,447			138,447

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BALANCE SHEET

	March 31, 2001

		Cumulative
	As	Effect of
	Previously	Prior Year		Discontinued
	Reported	Adjustments	Adjustments	Operations	As Restated

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$286,658	$—	$(140,106)	$(1,213)	$145,339
Short-term investments	—	—	119,865	—	119,865
Accounts receivable, net of allowance for doubtful accounts	180,372	(37,805)	(76,852)	(24,219)	41,496
Other current assets	62,811	(10,455)	16,247	(1,759)	66,844

Total current assets	529,841	(48,260)	(80,846)	(27,191)	373,544
Property and equipment, net	82,717	(5,793)	(9,779)	(21,213)	45,932
Net assets of discontinued operations	—	—	—	252,152	252,152
Goodwill, net of accumulated amortization	1,192,855	(75,557)	(704,307)	(169,329)	243,662
Other intangible assets, net of accumulated amortization	146,352	3,073	(30,720)	(71,512)	47,193
Investments and other	52,001	(12,868)	(1,488)	(158)	37,487

	$2,003,766	$(139,405)	$(827,140)	$(37,251)	$999,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,024	$504	$(11,249)	$(1,223)	$24,056
Accrued expenses	200,886	(18,542)	(99,887)	(10,502)	71,955
Current portion of deferred revenue	86,653	5,096	19,527	(21,300)	89,976
Bank loans — factor arrangements	—	62,173	104,768	—	166,941
Current portion of long-term debt	1,731	—	(1,695)	—	36

Total current liabilities	325,294	49,231	11,464	(33,025)	352,964
Deferred revenue, net of current portion	8,299	—	2	—	8,301
Other long-term liabilities	17,197	—	(17,197)	—	—
Long-term debt, net of current portion	884	—	3,403	(4,226)	61
Convertible subordinated notes	262,327	—	7,673	—	270,000

Total liabilities	614,001	49,231	5,345	(37,251)	631,326

Stockholders’ Equity:
Common stock	160	—	(9)	—	151
Additional paid-in capital	2,342,235	90,211	157,762	—	2,590,208
Subscriptions receivable	—	—	(3,441)	—	(3,441)
Accumulated deficit	(917,104)	(209,390)	(992,276)	—	(2,118,770)
Unearned portion of deferred compensation	(22,151)	(69,457)	5,479	—	(86,129)
Treasury stock, at cost	(9,425)	—	—	—	(9,425)
Accumulated other comprehensive loss	(3,950)	—	—	—	(3,950)

Total stockholders’ equity	1,389,765	(188,636)	(832,485)	—	368,644

	$2,003,766	$(139,405)	$(827,140)	$(37,251)	$999,970

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31, 2001

	As Previously		Discontinued
	Reported	Adjustments	Operations	As Restated

		(In thousands)
Cash flows from operating activities:
Loss from continuing operations	$(852,241)	$(992,276)	$1,469,737	$(374,780)
Adjustments to reconcile loss from continuing operations to net cash, provided by (used in) operating activities:
Depreciation and amortization	172,404	(147,898)	(3,240)	21,266
Amortization of deferred compensation	14,635	36,979	(831)	50,783
Impairment and amortization of goodwill and intangibles	673,832	831,861	(1,392,365)	113,328
In-process research & development	93,360	(23,260)	(64,100)	6,000
Increase (decrease) in cash resulting from changes, net of businesses acquired, in:
Accounts receivable	(100,474)	94,829	(7,761)	(13,406)
Other assets	(18,307)	21,914	(4,459)	(852)
Accounts payable	18,563	(21,678)	6,818	3,703
Accrued expenses	(32,794)	48,001	25,544	40,751
Deferred revenue	20,851	37,910	(2,870)	55,891

Net cash (used in) provided by operations	(10,171)	(113,618)	26,473	(97,316)

Cash flow from investing activities:
Issuance of notes receivable to employees	(1,611)	300	—	(1,311)
Purchases of property and equipment	(49,031)	6,663	—	(42,368)
Purchases of investments		(22,890)	—	(22,890)
Cash expenditures related to acquisitions	17,974	(2,914)	(62,234)	(47,174)
Maturities of short-term investments	—	(119,865)	—	(119,865)

Net cash used in investing activities	(32,668)	(138,706)	(62,234)	(233,608)

Cash flows from financing activities:
Advances from factored receivables	—	180,372	—	180,372
Repayments of factored receivables	—	(75,604)	—	(75,604)
Issuance of long-term debt	261,900	8,100	—	270,000
Repayments of long-term debt	1,284	2,216	(4,226)	(726)
Issuance of common stock, employee plans	42,501	(4,079)	—	38,422
Treasury stock purchased	(6,415)	—	—	(6,415)

Net cash provided by financing activities	299,270	111,005	(4,226)	406,049

Effect of exchange rate changes on cash	(3,284)	—	—	(3,284)

Net cash flows from discontinued operations	—		39,987	39,987

Net increase (decrease) in cash	253,147	(141,319)	—	111,828
Cash and cash equivalents, beginning of year	33,511	—	—	33,511

Cash and cash equivalents, end of year	$286,658	$(141,319)	$—	$145,339

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended March 31, 2000

	As Previously
	Reported	Adjustments	As Restated

	(In thousands, except per share data)
Revenues:
Licenses	$168,467	$(115,138)	$53,329
Services	84,833	(6,530)	78,303

Total revenues	253,300	(121,668)	131,632

Costs and Expenses:
Cost of licenses	2,764	345	3,109
Cost of services	51,441	3,314	54,755
Sales and marketing	101,443	7,684	109,127
Research and development	28,517	4,974	33,491
General and administrative	19,871	7,789	27,660
Impairments, amortization and other	57,920	50,923	108,843

Total operating costs and expenses	261,956	75,029	336,985

Loss from operations before interest and income tax expense	(8,656)	(196,697)	(205,353)
Interest expense, net	38	(2,043)	(2,005)

Loss before income tax expense	(8,618)	(198,740)	(207,358)
Income tax expense	16,452	(6,392)	10,060

Net loss	$(25,070)	$(192,348)	$(217,418)

Net loss per share basic and diluted:
Net loss per share	$(0.24)		$(2.12)

Shares used in computation	102,332		102,332

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31, 2000

	As Previously
	Reported	Adjustments	As Restated

	(In thousands)
Cash flows from operating activities:
Net loss	$(25,070)	$(192,348)	$(217,418)
Adjustments to reconcile net loss to net cash, provided by (used in) operating activities:
Depreciation and amortization	33,932	(20,134)	13,798
Amortization of deferred compensation	340	17,369	17,709
Amortization of goodwill and intangibles	7,742	77,445	85,187
In-process research & development	24,505	495	25,000
Deferred taxes	1,774	4,024	5,798
Increase (decrease) in cash resulting from changes, net of businesses acquired, in:
Accounts receivable	(24,364)	38,070	13,706
Other assets	4,202	1,866	6,068
Accounts payable	4,755	(3,792)	963
Accrued expenses	17,328	(18,499)	(1,171)
Deferred revenue	12,467	3,131	15,598

Net cash (used in) provided by operations	57,611	(92,373)	(34,762)

Cash flow from investing activities:
Purchases of property and equipment	(20,713)	350	(20,363)
Purchases of investments	—	(10,074)	(10,074)
Cash expenditures related to acquisitions	(41,249)	53,644	12,395
Maturities (purchases) of short-term investments	2,000	(2,000)	—

Net cash (used in) provided by investing activities	(59,962)	41,920	(18,042)

Cash flows from financing activities:
Advances from factored receivables	—	90,885	90,885
Repayments of factored receivables	—	(28,712)	(28,712)
Issuance of long-term debt	(7,832)	7,961	129
Repayments of long-term debt	—	(8,576)	(8,576)
Issuance of common stock, employee plans	23,427	(1,730)	21,697
Treasury stock purchased	(1,285)	—	(1,285)

Net cash provided by financing activities	14,310	59,828	74,138

Effect of exchange rate changes on cash	7	(155)	(148)

Net increase (decrease) in cash	11,966	(9,220)	21,186
Cash and cash equivalents, beginning of year	21,545	9,220	12,325

Cash and cash equivalents, end of year	$33,511	$—	$33,511

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Business Combinations

      In April 1999, Peregrine completed the acquisition of F.Print UK Ltd. (“FPrint”), a developer of desktop inventory and asset discovery software. Peregrine issued approximately 1,508,000 shares of its common stock and $1.3 million in cash for all the outstanding shares of FPrint for a total purchase price, including merger costs, of $24.6 million.

      In September 1999, Peregrine completed the acquisition of Knowlix Corporation (“Knowlix”), a developer of knowledge management software. Peregrine issued approximately 743,000 shares of its common stock (excluding approximately 70,000 shares of common stock issuable upon exercise of options and warrants assumed in connection with the acquisition) in exchange for all the outstanding shares of Knowlix for a total purchase price, including merger costs, of $16.0 million.

      In March 2000, Peregrine completed the acquisition of Barnhill Management Corporation (“Barnhill”), a provider of infrastructure management system solutions and related professional services. Peregrine issued approximately 191,000 shares of its common stock (excluding approximately 80,000 shares of common stock issuable upon exercise of options assumed in connection with the acquisition) in exchange for all of the outstanding shares of Barnhill for a total purchase price, including merger costs and assumed liabilities, of $17.7 million.

      In March 2000, Peregrine completed the acquisition of Telco Research Corporation Limited (“Telco”), a developer of telephony infrastructure management software and related ancillary products. Peregrine issued approximately 2,521,000 shares of its common stock (excluding approximately 40,000 shares of common stock issuable upon exercise of options assumed in connection with the acquisition) in exchange for all of the outstanding shares of Telco for a total purchase price, including merger costs, of $112.7 million.

      In June 2000, Peregrine completed the acquisition of Harbinger Corporation (“Harbinger”), a provider of electronic business connectivity software and services. Peregrine issued approximately 30,157,000 shares of its common stock (excluding approximately 6.2 million shares of common stock issuable upon exercise of options and warrants assumed in connection with the acquisition) in exchange for all of the outstanding shares of Harbinger for a total purchase price, including merger related costs, of approximately $1.8 billion (see Note 5).

      In September 2000, Peregrine completed the acquisition of Loran Network Holding Corporation, Inc. (“Loran”), a provider of network discovery and management solutions. Peregrine issued approximately 2,861,000 shares of its common stock (excluding approximately 600,000 shares of common stock issuable upon exercise of options assumed in connection with the acquisition) in exchange for all the outstanding shares of Loran for a total purchase price, including merger related costs, of approximately $88.1 million.

      In December 2000, Peregrine completed the acquisition of the Tivoli Service Desk Suite of products (“Tivoli”) and certain related assets from Tivoli Systems, Inc., an IBM company. Peregrine issued approximately 3,015,000 shares of its common stock and $45.0 million in cash for Tivoli. In connection with the purchase, Tivoli agreed to purchase $58.9 million of software licenses from Peregrine for the benefit of existing Tivoli customers. This purchase commitment has been offset against the purchase consideration and was recorded as a receivable from Tivoli in purchase accounting. The total purchase price, including merger related costs, and was approximately $50.2 million.

      In April 2001, Peregrine completed the acquisition of Extricity, Inc. (“Extricity”), a provider of business-to-business relationship management software. Peregrine issued approximately 8,468,000 shares of its common stock (excluding approximately 700,000 shares of common stock issuable upon exercise of options assumed in connection with the acquisition) in exchange for all of the outstanding shares of Extricity for a total purchase price, including merger related costs, of approximately $185.2 million (see Note 5).

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In August 2001, Peregrine completed the acquisition of Remedy Corporation (“Remedy”), a supplier of information technology service management and customer relationship management solutions. Peregrine issued approximately 28,280,000 shares of its common stock (excluding approximately 12.0 million shares of common stock issuable upon exercise of options assumed in connection with the acquisition) and paid approximately $283.4 million in cash in exchange for all of the outstanding shares of Remedy for a total purchase price, including merger costs, of approximately $1.4 billion.

      At the time of the acquisition, the Company expected that the acquisition of Remedy would lead to synergistic effects due to the pairing of Peregrine’s infrastructure management, e-procurement and employee relationship management solutions with Remedy’s business process authoring technology and information technology service management products. These anticipated effects included the coupling of Remedy’s small and medium-sized business customers with Peregrine’s larger customer base for additional sales opportunities of infrastructure management software and the combination of both companies’ sales and technical resources to expand both product portfolios (see Note 19 regarding subsequent Sale of Remedy).

      During fiscal year 2002, Peregrine also completed the acquisition of substantially all the assets of Xtra On-Line Corporation (“XOL”), eRevenue and Bodha. Peregrine issued approximately 360,000 shares of its common stock in exchange for substantially all of the assets of the companies for a total purchase price, including merger-related costs, of approximately $9.7 million. Peregrine issued approximately 106,000 shares of its common stock for other acquisitions in fiscal year 2001.

Accounting Treatment of Acquisitions

      All of the above transactions were accounted for under the purchase method of accounting and, accordingly, the assets, including in-process research and development, and liabilities, were recorded based on their fair values at the date of acquisition and the results of operations for each of the acquisitions have been included in the consolidated financial statements for the periods subsequent to the date of acquisition. The dollar amount assigned to the issued shares for each acquisition is based on the market price of the securities a few days before and after the terms of the acquisition are agreed to and announced. Purchase prices for acquisitions were allocated as follows (in thousands):

		Fair Value of Net
		Tangible Assets
	Acquired In-Process	and Identifiable
	Research and	Intangibles
	Development	Acquired	Goodwill	Total

Fiscal 2000(as restated)
FPrint	$4,100	$1,862	$18,660	$24,622
Knowlix	2,900	1,634	11,450	15,984
Barnhill	—	(5,475)	23,180	17,705
Telco	18,000	35,520	59,147	112,667

	$25,000	$33,541	$112,437	$170,978

Fiscal 2001(as restated)
Harbinger	$64,100	$166,521	$1,538,368	$1,768,989
Loran	6,000	6,420	75,642	88,062
Tivoli	—	16,127	34,090	50,217

	$70,100	$189,068	$1,648,100	$1,907,268

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fair Value of Net
		Tangible Assets
	Acquired In-Process	and Identifiable
	Research and	Intangibles
	Development	Acquired	Goodwill	Total

Fiscal 2002
Extricity	$13,000	$49,673	$122,495	$185,168
Remedy	86,000	407,451	877,438	1,370,889
Other	—	(883)	10,572	9,689

	$99,000	$456,241	$1,010,505	$1,565,746

      The acquired in-process research and development is recorded in the statement of operations in impairments, amortization and other, except for the Harbinger and Extricity acquisitions, which are included in discontinued operations.

      The value of each acquisition’s acquired in-process technology was estimated using a discounted cash flow analysis based on the anticipated income stream of the related product sales. The value assigned to acquired in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the stage of completion and the resulting net cash flows from the projects and discounting the net cash flows to their present value.

      Remedy net assets acquired include approximately $53 million of developed technology and a customer base intangible asset of approximately $125 million.

      The following represents detail, by acquisition, of the Company’s acquisition related liabilities, which are principally severance costs (in thousands):

	March 31,			March 31,			March 31,
	2000	Additions	Uses	2001	Additions	Uses	2002

	(As restated)	(As restated)	(As restated)	(As restated)
Fprint	$—	$—	$—	$—	$—	$—	$—
Knowlix	—	—	—	—	—	—	—
Barnhill
Telco	—	—	—	—	—	—	—
Harbinger	—	2,448	(2,448)	—	—	—	—
Loran	—	188	(188)	—	—	—	—
Tivoli	—	493	(493)	—	—	—	—
Extricity	—	—	—	—	208	(208)	—
Remedy	—	—	—	—	2,205	(2,205)	—

	$—	$3,129	$(3,129)	$—	$2,413	$(2,413)	$—

Pro Forma Financial Information

      The following table presents the unaudited pro forma results from continuing operations assuming the Company had acquired Remedy at the beginning of 2001. This information may not necessarily be indicative of future combined results. The unaudited pro forma results of continuing operations exclude the results of operations of the other acquisitions consummated during fiscal years 2002 and 2001. The inclusion of the

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results associated with these acquisitions would not materially affect the pro forma financial information from continuing operations presented below (in thousands, except per share data).

	Pro Forma Results for the
	Years Ended March 31,

	2002	2001

	(Unaudited)
Revenues	$536,964	$504,686
Loss from continuing operations	$(1,554,901)	$(352,903)
Basic and diluted loss per share from continuing operations	$(8.69)	$(2.55)

5.     Discontinued Operations

      In February 2002, Peregrine’s Board of Directors approved management’s plans to discontinue the operations and business of the Company’s SCE business. Accordingly, Peregrine has reported the results of operations of the SCE business as discontinued operations. The SCE business comprised primarily assets acquired in the Harbinger and Extricity transactions and offered software applications and services that automated and integrated business to business relationships.

      In June 2002, Peregrine sold all of the shares of its wholly owned subsidiary, Peregrine Connectivity (the SCE business) to PCI International, Inc., an entity affiliated with Golden Gate Capital LLC, for approximately $35 million in cash resulting in an estimated loss on disposal of $33.9 million. The Company also entered into certain software licensing arrangements with PCI International, Inc. in conjunction with the sale of Peregrine Connectivity.

      Operating results of discontinued operations are presented below (in thousands):

	March 31,

	2002	2001

		(As restated)
Revenues	$123,921	$97,225
Goodwill amortization and impairment	(412,961)	(1,456,465)
Operating costs and expenses	(150,082)	(109,673)
Interest and income taxes, net	933	(824)
Accrual for loss from discontinued operations during the phase-out period	(13,881)	—
Accrual for loss on disposal of discontinued operations	(33,939)	—

Loss from discontinued operations	$(486,009)	$(1,469,737)

      A full valuation allowance for the tax benefit related to the loss on disposal of discontinued operations has been recorded based on management’s determination that it is more likely than not that the related deferred tax asset will not be realized.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net assets of discontinued operations are presented below (in thousands):

	March 31,

	2002	2001

		(As restated)
Current assets	$42,072	$27,191
Property, equipment and other long term assets	17,465	262,212
Current liabilities, including accrual for loss on disposal of $47,820 in 2002	(84,863)	(33,025)
Long term liabilities	(647)	(4,226)

Net assets (liabilities) of discontinued operations	$(25,973)	$252,152

      Net cash provided by operating activities of discontinued operations is analyzed below (in thousands):

	March 31,

	2002	2001

		(As restated)
Loss from discontinued operations (including loss on disposal)	$(486,009)	$(1,469,737)
Depreciation	4,817	3,240
Impairment and amortization of goodwill and intangibles	412,961	1,456,465
Loss on disposal of discontinued operations	47,820	—
Changes in operating assets and liabilities of discontinued operations	(15,996)	(22,658)
Cash used in investing activities (primarily acquisitions of businesses)	11,181	72,677

Net cash (used in) provided by discontinued operations	$(25,226)	$39,987

6.  Investments

      The Company made investments in several companies with which it has business relationships for aggregate consideration of approximately $19.3 million, $22.9 million, and $103.1 million during fiscal 2002, 2001 and 2000, respectively. Certain of these investments included plans to collaborate on sales, marketing and distribution efforts and in the development of software products and services related to the Company’s businesses. These investments are accounted for using the cost method because the Company does not have significant influence on the management of the investees.

      The Company evaluates potential impairment of these investments at the end of each quarterly reporting period. When events and circumstances indicate that the carrying value of an investment exceeds its fair value, the carrying value is reduced through an impairment charge. Impairment charges related to these investments were approximately $32.3 million, $44.7 million, and $52.4 million in fiscal 2002, 2001 and 2000, respectively. The carrying value of these investments was $9.8 million and $26.6 million at March 31, 2002 and 2001, respectively and are included in investments and other assets in the consolidated balance sheet.

7.	Impairment of Goodwill and Long-lived Assets

      During late 2000, the technology driven NASDAQ Stock Market began a steep decline in stock prices, particularly in the e-commerce sectors. In early 2001 it became apparent to the Company that the economic downturn would continue and that technology spending, particularly in the e-commerce and enterprise resource planning environments, would drop sharply in 2001. Accordingly, in the fourth quarter of fiscal 2001 the Company prepared undiscounted and discounted cash flow analyses related to the SCE business segment. Based on its analysis the Company determined that goodwill was impaired and recorded a $1.1 billion goodwill impairment charge in the consolidated statement of operations in the fourth quarter of fiscal year 2001.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The macroeconomic environment remained weak throughout the Company’s major markets during fiscal 2002 and was further intensified by the events of September 11, 2001. Accordingly, in the second quarter of fiscal 2002 the Company updated its cash flow analyses related to the SCE business segment and recorded a $222.0 million goodwill impairment charge in the consolidated statement of operations.

      The Company made a decision to discontinue the operations of the SCE business segment in the fourth quarter of fiscal 2002 and recorded an impairment charge of $121.7 million related to goodwill and identifiable intangibles which is included in the loss on discontinued operations (see Note 5). Due to the continued weakness in technology spending and the decline in the Company’s stock price since the acquisition of Remedy in August 2001 (see Note 4), the Company prepared cash flow analyses related to the remainder of the long-lived assets and enterprise goodwill in the fourth quarter of fiscal 2002. Based on the analyses the Company recorded a $1.1 billion goodwill impairment charge and a $33.6 million impairment charge for identifiable intangible assets.

8.	Balance Sheet Components

      Short-term investments consists of the following (in thousands):

	March 31,

	2002	2001

		(As restated)
Municipal bonds	$17,606	$88,195
Auction rate securities	—	13,000
Corporate bonds and floating rate securities	—	5,900
Certificates of deposit	—	8,045
Equity securities	—	4,725

	$17,606	$119,865

      The carrying value of these securities approximates fair value.

      At March 31, 2002, the contractual maturities of debt securities were as follows (in thousands):

	Years to Maturity

	Less than	One to
	One Year	Five Years	Total

Municipal bonds	$16,514	$1,092	$17,606

      Other current assets consists of the following (in thousands):

	March 31,

	2002	2001

		(As restated)
Notes receivable, current portion	$1,600	$3,050
Refundable income taxes	6,625	—
Prepaid expenses and other	12,605	14,894
Receivable from Tivoli Systems, Inc. (Note 4)	—	48,900

	$20,830	$66,844

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and equipment, net consists of the following (in thousands):

	March 31,

	2002	2001

		(As restated)
Furniture and equipment	$83,252	$55,821
Leasehold improvements	24,711	19,092
Internal use software	34,612	17,552

	142,575	92,465
Less accumulated depreciation and amortization	(70,226)	(46,533)

	$72,349	$45,932

      Depreciation expense was $23.7 million, $20.6 million and $13.8 million for the fiscal year 2002, 2001 and 2000, respectively.

      Property and equipment acquired under capital leases at March 31, 2002 and 2001 was $5.4 million and $0, respectively. Accumulated amortization on assets acquired under capital leases at March 31, 2002 and 2001 was $711,000 and $0, respectively.

      Accounts payable at March 31, 2002 consists of $48.6 million of trade accounts payable and $12.4 million of bank overdrafts. There were no bank overdrafts classified as accounts payable at March 31, 2001.

      Accrued expenses consists of the following (in thousands):

	March 31,

	2002	2001

		(As restated)
Employee compensation	$25,872	$10,576
Commissions	20,397	9,632
Taxes	27,809	15,477
Accrued interest payable	5,569	5,477
Other	34,314	30,793

	$113,961	$71,955

9.     Senior Credit Facility

      In August 2001, Peregrine entered into a $150 million short-term loan facility with a syndicate of financial institutions. In October 2001, Peregrine replaced this facility with a $150 million three-year revolving line of credit facility, also with a syndicate of financial institutions. This facility was secured by a pledge of certain tangible and intellectual property assets and interests in the outstanding capital stock of some of the Company’s domestic and foreign subsidiaries. Borrowings bore interest at the higher of (a) the prime interest rate or (b) one-half of one percent above the Federal Funds effective rate. The interest rate on borrowings under this facility ranged from 3.95% to 4.25%.

      The terms of the revolving line of credit facility included covenants that required Peregrine to attain certain financial criteria. Based on reported results (before restatement) for the December 31, 2001 quarter, the Company determined it did not comply with certain of these covenants. In February 2002, Peregrine entered into an amendment to the revolving line of credit facility that suspended certain financial covenants through March 31, 2002, imposed additional financial covenants, and waived the covenant non-compliance existing as of December 31, 2001. In February 2002, all amounts outstanding under the revolving line of credit

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility were repaid, with the exception of outstanding letters of credit under the facility of approximately $18.6 million. The changes to the facility limited Peregrine’s ability to make further borrowings. As of March 31, 2002, there were no amounts outstanding with respect to this facility. In May 2002, the Company terminated the line of credit facility.

10.     Accounts Receivable Financing

      Beginning in 1999, Peregrine entered into accounts receivable financing facilities with several financial institutions (“Factoring Banks”). Under these arrangements, the Factoring Banks extended the Company loans which were secured by certain of the Company’s accounts receivable. In its previously reported financial statements, the Company accounted for these transactions as non-recourse transfers of financial assets, however, the Company has since determined that the transactions should have been recorded as secured borrowings. The balances outstanding under these arrangements, net of unamortized discounts of $12.3 million and $7.8 million, were $141.6 million and $166.9 million at March 31, 2002 and 2001, respectively, and are included as Bank loans — factor arrangements in the accompanying consolidated balance sheets.

      The unamortized discount is amortized to interest expense over the term of the related loan using the effective interest method. The amount amortized was $11.3 million, $6.7 million and $2.2 million during fiscal year 2002, 2001 and 2000, respectively.

11.     Long-Term Debt

      Long-term debt consists of the following (in thousands):

	March 31,

	2002	2001

		(As restated)
Note payable to lessor. Unsecured; interest at 8%. Monthly payments of principal and interest through September 2003	$61	$97
Note payable to third party. Unsecured; interest at 5.6%. Monthly payments of interest through March 2004. Principal due in monthly payments beginning April 2002 through March 2004	2,400	—
Note payable to third party. Unsecured; interest at 6.0%. Quarterly payments of interest through January 2005. Principal due in quarterly payments beginning January 2002 through January 2005	464	—
Capital leases	4,732	—

	7,657	97
Less current portion	(2,801)	(36)

	$4,856	$61

      Scheduled fiscal year principal payments on long-term debt due at March 31, 2002 are as follows (in thousands):

2003	$2,801
2004	3,083
2005	1,213
2006	476
2007	84

$7,657

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Convertible Subordinated Notes

      In November and December of 2000, Peregrine issued $270 million principal amount of 5.5% convertible subordinated notes (the “Convertible Notes”) due November 2007 to qualified institutional buyers and non-U.S. persons in a private placement. Peregrine received net proceeds of $261.2 million. Annual interest on the Convertible Notes is approximately $14.9 million, payable semi-annually on May 15th and November 15th. The Convertible Notes will mature on November 15, 2007, and are convertible into 10.8 million shares of Peregrine common stock at the option of the holder at any time at a price of $25.00 per share. The Convertible Notes may be redeemed at the Company’s option on or after November 18, 2003 at a premium of 103.143% of principal value, plus accrued and unpaid interest, which declines annually to par value at the maturity date, if the closing price of Peregrine’s common stock has exceeded 140% of the conversion price for a specified period of time before the redemption notice. In addition, holders may require the Company to repurchase the notes upon a change in control.

      Costs incurred to issue the debt, including commissions, have been capitalized as debt issuance costs and are being amortized to interest expense over the term of the related debt using the effective interest method. The Convertible Notes are subordinate to substantially all of the Company’s existing and future outstanding debt. The Company is not restricted under the indenture from incurring additional debt.

      Since filing for bankruptcy in September 2002, the Company has not paid its scheduled interest payments.

13.	Impairments, Amortization and Other

      Impairments, amortization and other consists of the following (in thousands):

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Amortization of goodwill and identifiable intangible assets	$90,618	$62,847	$31,442
Impairment of goodwill, identifiable intangible assets and investments	1,085,532	44,686	52,401
In-process research and development	86,000	6,000	25,000

	$1,262,150	$113,533	$108,843

14.     Income Taxes

      The geographic distribution of loss before income taxes from continuing operations is as follows (in thousands):

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Domestic	$(1,490,151)	$(302,723)	$(184,122)
Foreign	(47,193)	(66,444)	(23,236)

Total	$(1,537,344)	$(369,167)	$(207,358)

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Income tax expense consisted of the following (in thousands):

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Current
Federal	$—	$—	$—
State	1,190	—	—
Foreign	6,850	5,613	4,262

Total current	8,040	5,613	4,262

Deferred
Federal	—	—	4,191
State	—	—	1,429
Foreign	—	—	178

Total deferred	—	—	5,798

Total income tax expense	$8,040	$5,613	$10,060

      The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes on continuing operations consisted of the following (in thousands):

	Year Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Federal tax benefit at statutory rate	$(522,697)	$(125,517)	$(70,500)
State tax benefit, net of federal effect	(44,952)	(7,927)	(5,268)
Effect of foreign earnings taxed at different rates	22,895	28,204	12,023
Tax credits	(3,070)	(1,749)	(138)
Non-deductible acquired R&D and impairments and amortization of intangibles	551,811	25,984	17,142
Stock-based compensation	(167,329)	17,529	6,885
Capital loss carryover	(151,440)	—	—
Other	(36,633)	2,867	1,314
Change in valuation allowance	359,455	66,222	48,602

Total income tax expense	$8,040	$5,613	$10,060

      The amounts stated in the table above for the years ended March 31, 2002, 2001, and 2000 are based on income before taxes, which includes expenses related to the acquisition of in-process research and development and amortization of purchased intangibles.

      U.S. income taxes and foreign withholding taxes on certain undistributed earnings for certain non-U.S. subsidiaries were not provided for as it is the Company’s intention to reinvest these earnings indefinitely in operations outside of the U.S.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the net deferred tax (liability) assets are as follows (in thousands):

	March 31,

	2002	2001

		(As restated)
Deferred tax assets:
Net operating loss carryforwards	$122,349	$22,086
Intangible assets	58,535	8,252
Deferred maintenance revenue	26,519	27,406
Other than temporary loss on investments	39,723	36,765
Accrual for discontinued operations	18,865	—
Capital loss carryforwards	176,099	—
Other	36,140	24,859

Total gross deferred tax assets	478,230	119,368
Deferred tax liabilities:
Depreciation	—	(593)
Valuation allowance	(478,230)	(118,775)

Net deferred tax assets	$—	$—

      As of March 31, 2002 the Company had total net operating loss carryforwards of approximately $550.0 million for federal income tax purposes, which expire beginning in 2011. Approximately $225.0 million of the net operating loss carryforwards (excluded from the table above) relate to deductions for stock options which will result in an increase in additional paid-in capital and a decrease in income taxes payable at such time that the tax benefit is realized. In certain circumstances, as specified in the Internal Revenue Code, an ownership change of fifty percent or more by certain combinations of the Company’s stockholders during any three year period could result in an annual limitation on the Company’s ability to utilize portions of the domestic net operating loss, capital loss carryforwards and tax credits. The Company is currently conducting an ownership change analysis covering the current and prior years. While such analysis is not yet completed, it is expected that the Company has experienced ownership changes that would affect its use of losses.

      Valuation allowances in the amount set forth in the table above have been recorded based on management’s determination that it is more likely than not that the deferred tax assets will not be realized.

15.     Commitments

      The Company leases certain buildings and equipment under non-cancelable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $43.1 million, $17.4 million, and $9.6 million in fiscal years 2002, 2001 and 2000, respectively.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease payments under non-cancelable operating leases (net of sublease payments), at March 31, 2002 are as follows (in thousands):

2003	$38,831
2004	30,272
2005	26,749
2006	23,688
2007	20,607
Thereafter	122,321

Total minimum lease payments	$262,468

      The Company subleases office space in San Diego to an affiliated company. The term of the sublease ends in October 2003 and requires monthly rental payments of approximately $35,000.

      In June 1999, the Company entered into a series of leases covering up to approximately 540,000 square feet of office space in San Diego. To the extent Peregrine did not require all of the space under these leases, it has the right to sublet excess space. The Company moved into a portion of the completed new facilities and subleased a portion to unaffiliated companies. The future minimum lease commitments detailed above contain the Company’s future commitments associated with these leases and are net of the sublease payments. The Company subsequently rejected three of the five leases on these facilities, covering approximately 300,000 square feet in connection with the bankruptcy proceeding described in Note 19 below. The future minimum lease payments in the schedule above do not reflect adjustments, modifications or rejections of leases that may be implemented through the bankruptcy proceedings described in Note 19.

      The Company entered into an outsourcing agreement with IBM in June 2001, primarily to outsource the SCE business network and ASP offerings of Peregrine. The agreement called for payments of $58 million over 10 years and an additional $17 million over the same period under a related agreement between IBM Germany and Peregrine Germany. This agreement was subsequently amended to include a commitment to purchase $27 million in unspecified products and services over a period of 6 years.

      When Peregrine sold the SCE business in June 2002 (see Note 5) it assigned the outsourcing agreement to the buyer, but retained certain obligations to IBM, including the $27 million purchase commitment, of which approximately $19 million was outstanding. This obligation was satisfied in full as part of our overall settlement with IBM during December 2002, as described in Note 19.

16.     Stockholders’ Equity (Deficit) and Guaranteed Value Common Stock

Preferred Stock

      Peregrine has authorized 5,000,000, $0.001 par value, undesignated preferred shares, none of which were issued or outstanding at March 31, 2002 and 2001. The Company’s Board of Directors has the authority to issue the preferred stock in one or more series, and to fix the price, rights, preferences, privileges, and restrictions, including dividend rights and rates, conversion and voting rights, and redemption terms and pricing without any further vote or action by the Company’s shareholders.

Guaranteed Value Common Stock

      In March 2002, the Company entered into an arrangement with a vendor whereby the Company issued one million shares of Common Stock to partially settle a liability with the vendor. Under the terms of the arrangement the vendor would sell the shares to third parties and notify the Company of the sales proceeds which would correspondingly reduce the Company’s payable to the vendor. The shares issued to the vendor but unsold by the vendor at March 31, 2002 have been reflected as guaranteed value-common stock in the

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accompanying balance sheet as the Company remains at risk for changes in the stock’s fair value. Proceeds received by vendor upon sale of the shares to third parties by September 30, 2002, or if the shares are not sold by that date, the market value of the shares as of September 30, 2002 will be recorded in stockholders’ equity.

Subscriptions Receivable

      At March 31, 2002 and 2001, the Company had approximately 1,764,000 and 759,000 shares of common stock outstanding with employees and strategic partners for which it accepted notes as consideration. The notes receivable outstanding have been recorded as a reduction of stockholders’ equity (deficit). The employee arrangements include principal balances of $1.2 million and $3.4 million at March 31, 2002 and 2001, repayments of which are dependent upon future changes in the Company’s stock price. Accordingly, for compensation expense purposes, the arrangements are accounted for as variable awards and compensation expense (reductions) are recorded based on changes in the Company’s stock price. The Company has recognized ($4.1 million), $12.5 million and $0 of compensation expense in fiscal years 2002, 2001 and 2000, respectively.

Treasury Stock

      As of March 31, 2002, and 2001 shares of treasury stock held were 497,000, and 414,000, respectively.

Common Stock Split

      On January 20, 2000, the Board of Directors declared a two-for-one common stock split, effected in the form of a stock dividend. Shareholders of record on February 4, 2000 received an additional common share for each share held. All share and per share amounts have been restated to reflect this split retroactively.

Stock Options

      The Company may grant up to 44,629,000, 600,000, and 7,000,000 options under the 1994 Peregrine Systems Stock Option Plan (“1994 Peregrine Plan”), the 1997 Peregrine Systems Director Option Plan (“Peregrine Director Plan”), and the 1999 Peregrine Systems Nonqualified Stock Option Plan (“1999 Peregrine Plan”), respectively. In addition, the Company assumed various plans through acquisitions, all of which plans are no longer available for option grants. All options granted pursuant to the plans have an exercise price determined by the Company’s Board of Directors on a per-grant basis. In cases where the option exercise price was less than fair value of the underlying shares at the date of grant, the Company has recorded the intrinsic value of the award as deferred compensation and recognized a compensation charge over the vesting period of the award on a straight line basis. Option grants under all active stock option plans generally have a term of seven to ten years and vest over four years.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the Company’s outstanding stock options at March 31, 2002, 2001 and 2000 as well as changes during the periods then ended (number of shares in thousands):

		Options Outstanding

				Weighted
				Average
	Shares Available	Number of		Exercise
	for Grant	Shares	Exercise Price	Price

Balances, April 1, 1999 (as restated)	3,566	19,481	$0.08 - 13.75	$5.52
Additional shares reserved	6,201	—
Grants	(5,835)	5,835	4.25 - 40.00	19.17
Assumed	—	190	4.25 - 79.20	15.91
Exercises	—	(4,791)	0.08 - 13.75	4.22
Cancellations	828	(828)	0.59 - 32.94	8.39

Balances, March 31, 2000 (as restated)	4,760	19,887	0.08 - 79.20	9.80
Additional shares reserved	8,950	—
Grants	(6,792)	6,792	15.63 - 36.50	18.30
Assumed	—	6,815	0.64 - 63.06	16.12
Exercises	—	(6,250)	0.34 - 26.75	6.43
Cancellations	3,012	(3,012)	2.25 - 79.20	15.77

Balances, March 31, 2001 (as restated)	9,930	24,232	0.08 - 79.20	14.11
Additional shares reserved	8,121	—
Grants	(14,020)	14,020	5.00 - 29.10	12.36
Assumed	—	12,698	0.26 - 43.21	17.62
Exercises	—	(3,562)	0.34 - 26.28	8.68
Cancellations	5,301	(5,301)	0.66 - 79.20	18.17

Balances, March 31, 2002	9,332	42,087	0.08 - 79.20	14.54

      Information about stock options outstanding at March 31, 2002 follows (number of shares in thousands):

	Options Outstanding

		Weighted		Options Exercisable
		Average
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Range of	of	Life	Exercise	of	Exercise
Exercise Prices	Shares	(In Years)	Price	Shares	Price

$0.08 to $5.99	3,893	5.40	$3.50	3,730	$3.44
$6.00 to $10.99	10,143	8.11	8.02	4,203	8.67
$11.00 to $15.99	13,189	8.45	13.06	4,681	13.57
$16.00 to $30.99	12,285	8.26	20.46	5,188	20.96
$31.00 and above	2,577	7.88	36.19	1,665	36.35

	42,087	8.00	14.54	19,467	14.60

      As of March 31, 2002, 2001 and 2000 exercisable options outstanding were 19,467,000, 8,474,000, and 3,241,000, respectively, with weighted average exercise prices of $14.60, $17.48, and $5.29, respectively.

      The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). Accordingly, the

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company continues to account for stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

      Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on net loss and net loss per share data as if it had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had compensation cost for the plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company’s net loss and net loss per share for the years ended March 31, 2002, 2001, and 2000 would have been as indicated below (in thousands, except per share data):

	For the Years Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Pro forma net loss:
As reported	$(2,031,393)	$(1,844,517)	$(217,418)
Pro forma expense effect of SFAS No. 123	(79,899)	(45,583)	(24,094)

Pro forma after giving effect to SFAS No. 123	$(2,111,292)	$(1,890,100)	$(241,512)

Basic and diluted pro forma net loss per share
As reported	$(11.36)	$(13.32)	$(2.12)
Pro forma expense effect of SFAS No. 123.	(0.45)	(0.33)	(0.24)

Pro forma after giving effect to SFAS No. 123	$(11.81)	$(13.65)	$(2.36)

      The fair value of options was estimated on the date of grant using the Black-Scholes option-pricing model. The following table summarizes the estimated fair value of options granted and weighted average assumptions used.

	For the Years Ended March 31,

	2002	2001	2000

		(As restated)	(As restated)
Estimated fair value	$11.59	$14.75	$12.91
Risk-free interest rate	3.63%	4.78%	6.22%
Expected life (in years)	3.10	3.32	4.26
Expected volatility	103%	90%	77%
Dividend yield	0%	0%	0%

Restricted Stock

      During fiscal 1996, the Company granted 2,400,000 shares of nontransferable Common Stock under restricted stock agreements to certain employees. These shares were valued at a fair value of $0.59 per share. During fiscal 1998, 808,000 of these shares were canceled. As of March 31, 2001, all restrictions have lapsed.

      During fiscal year 1998, the Company granted an additional 200,000 shares of nontransferable Common Stock under restricted stock agreements valued at $3.16 per share. These shares vest over a six-year term, and deferred compensation of $631,000 is currently being amortized to compensation expense over this term.

      In connection with its acquisition of Extricity in April 2001, the Company issued approximately 390,000 shares of nontransferable Common Stock under restricted stock agreements as replacement shares for similar shares of Extricity held by employees. Through March 31, 2002, the Company has repurchased approximately 49,000 of such shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1997 Employee Stock Purchase Plan

      In February 1997, the Company’s Board of Directors adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan (“Purchase Plan”) covering substantially all employees. The Company has reserved 1,000,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan enabled eligible employees to purchase common stock at 85% of the lower of the fair market value of its common stock on the first or last day of each option purchase period, as defined. During fiscal years 2002, 2001, and 2000, Peregrine issued 309,000, 106,000 and 124,000 shares, respectively, pursuant to the Purchase Plan.

      Effective with the de-listing of Peregrine’s securities, as more fully described in Note 19 below, the Purchase Plan has been suspended.

      The fair value of the purchase grants was estimated on the date of grant using the Black-Scholes option-pricing model. The following table summarizes the estimated fair value of options granted and weighted average assumptions used for grants under the Purchase Plan.

	For the Years Ended March 31,

	2002	2001	2000

Estimated fair value	$9.30	$10.23	$5.59
Risk-free interest rate	3.11%	6.22%	4.98%
Expected life (in years)	0.50	0.37	0.25
Expected volatility	114%	122%	83%
Dividend yield	0%	0%	0%

Director Option Plan

      In February 1997, Peregrine’s Board of Directors adopted, and the stockholders approved, the 1997 Director Option Plan (“Director Plan”). Peregrine has reserved 600,000 shares of its Common Stock for issuance under the Director Plan. The Director Plan provides each new eligible outside director an initial option grant to purchase 25,000 shares of the Company’s Common Stock upon election to the Board of Directors. In addition, commencing with the 1998 Annual Stockholders meeting, such eligible outside directors are granted an option to purchase 5,000 shares of the Company’s Common Stock at each annual meeting. The exercise price per share of all options granted under the Director Plan will be equal to the fair market value of the Company’s Common Stock on the date of grant. Options may be granted for periods up to ten years and generally vest over four years. The Company granted options on 80,000, 70,000 and 50,000 shares of its Common Stock under the Director Plan in fiscal 2002, 2001 and 2000, respectively.

17.     Employee Benefit Plan

      Peregrine has a 401(k) Plan (“Plan”) covering substantially all U.S. employees. The Plan provides for savings and pension benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Those employees who participate in the Plan are entitled to make contributions of up to 20 percent of their compensation, limited by IRS statutory contribution limits. In addition to employee contributions, the Company may also contribute to the Plan by matching 25% of employee contributions. Peregrine contributed $4.0 million, $1.5 million and $919,000 to the plan during fiscal 2002, 2001 and 2000, respectively.

18.     Segment and Geographic Information

      Peregrine operated in two business segments, the infrastructure management business and the SCE business. The Company adopted a plan to discontinue its SCE business in fiscal 2002. The SCE business is reported as a discontinued operation (see Note 5). With the sale of SCE, Peregrine’s continuing business operates exclusively in the infrastructure management industry segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of Peregrine’s continuing operations by geographic area is as follows (in thousands):

		Europe,
		Middle East	Asia Pacific
	North	and	and Latin
	America	Australia	America	Consolidated

Year ended March 31, 2002
Revenues	$287,394	$142,451	$11,350	$441,195
Long-lived assets at March 31, 2002	$238,637	$14,297	$1,320	$254,254
Year ended March 31, 2001 (as restated)
Revenues	$116,210	$90,440	$6,703	$213,353
Long-lived assets at March 31, 2001	$356,484	$16,381	$1,409	$374,274
Year ended March 31, 2000 (as restated)
Revenues	$82,539	$45,337	$3,756	$131,632
Long-lived assets at March 31, 2000	$299,240	$6,700	$69	$306,009

19.     Subsequent Events

      Foothill Financing Arrangement. In June 2002, the Company entered into a loan and security agreement with Foothill Capital Corporation, acting as arranger and administrative agent, and Ableco Finance LLC (an affiliate of Cerberus Capital Management), as lender. The arrangement includes a term loan and a revolving loan facility. The Company’s payment obligations are secured by a lien on substantially all of the assets of Peregrine and its subsidiaries that are parties to the agreements. The term loan facility allowed Peregrine to borrow up to $56 million. Peregrine borrowed the full amount available under the facility and received proceeds of approximately $50 million after fees and expenses. Borrowings under the facility were repaid in September 2002, in connection with the agreement to sell the Remedy business, as described below. The revolving loan facility was never activated.

      Business Restructuring. In June 2002, the Company announced plans to streamline operations and reduce operating costs and expenses, including a reduction of its workforce by 1,400 employees and office consolidations. The workforce reduction was across all functions and geographies, and included plans to dispose of non-core product lines. The estimated cost of the restructuring activity is expected to be approximately $175 million, and will be recorded in the fiscal year ending March 31, 2003. This charge is primarily comprised of severance cost, lease termination costs and impairment charges for certain long-term assets to be abandoned.

      Sale of Transportation Management Product Line. In July 2002, the Company sold the assets related to its transportation (fleet) management product line to Maximus, Inc. for approximately $7.5 million in cash. Proceeds from the transaction were used to pay down the Foothill loan.

      Sale of Facility Management Product Line. In July 2002, the Company sold the assets related to its facility management product line to Tririga, Inc. for approximately $5 million in cash. Proceeds from the transaction were used to pay down the Foothill loan.

      NASDAQ Delisting. Effective with the opening of trading on August 30, 2002, the Company’s common stock was delisted from the NASDAQ National Market because, among other things, the Company announced that its prior financial statements could not be relied upon, the Company had not timely filed periodic reports with the Securities and Exchange Commission (“SEC”), and the price of the Company’s stock had fallen below one dollar for more than 30 days. The Company’s common stock is currently quoted in the NASDAQ Pink Sheets.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Forbearance Agreement with Factoring Banks. On August 26, 2002, the Company entered into a forbearance agreement (“Forbearance Agreement”) with the Factoring Banks referenced in Note 10 above to restructure approximately $107 million in accounts receivable financing arrangements. Under the Forbearance Agreement, the Factoring Banks agreed to forbear, until July 2006, from exercising their rights and remedies against the Company with respect to then-existing defaults under factoring agreements with the Company. In exchange, the Company paid the Factoring Banks (or authorized the application of payments of) an aggregate of approximately $10 million against past due obligations and agreed to (i) repay approximately $31 million as related receivables are collected, (ii) deliver promissory notes and make monthly interest payments (other than during certain moratorium periods) at 6% per annum on account of approximately $66 million in past due or uncollectible obligations, with payments to begin in August 2003 (amortized over 3 years) or as collected, (iii) increase the principal balances of the notes for accounts later determined to be uncollectable, (iv) pay a $1 million forbearance fee (with such fee to be waived under certain circumstances), and (v) deliver guarantees of certain of Peregrine’s and Remedy’s subsidiaries. Payment obligations under the agreement are secured by a first priority security interest on covered accounts and a lien on other Company assets, subordinated to liens under the Foothill facility, debtor in possession financing, and certain other future indebtedness. In addition, the Company is required to repay the obligations with a portion of any proceeds from certain sales of assets and future financing transactions.

      Chapter 11 Bankruptcy Filing. On September 22, 2002, the Company and its wholly owned subsidiary Peregrine Remedy, Inc. (collectively the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case Nos.  02-12740 (JKF) and 02-12741 (JKF)). As of the date of this filing, no other subsidiaries of the Company have filed voluntary petitions for relief under the Bankruptcy Code. The Debtors manage their properties and operate their businesses as “debtors in possession” pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

      Sale of Remedy. On September 20, 2002, the Company and its Peregrine Remedy subsidiary entered into an acquisition agreement with BMC Software, Inc. (“BMC”) pursuant to which BMC, subject to bid procedures approved by the Bankruptcy Court, would acquire substantially all of the assets of the Remedy business for $355 million and assume approximately $90 million in liabilities. BMC also agreed to reimburse Peregrine for up to approximately $7.5 million of taxes paid by Peregrine relating to the Remedy business for periods ending on or prior to the sale closing date. The sale of Remedy to BMC was closed on November 20, 2002. Of the sales proceeds, $10 million was placed into escrow through December 2003 to secure obligations of Peregrine and Remedy under the acquisition agreement. The acquisition agreement provides for a possible post-closing purchase price adjustment, which BMC can require to be paid from the $10 million escrow amount. As described in Note 20, the Company also segregated $27 million of the purchase price pending the disposition of its disputes with Motive Communications, Inc. The Remedy business will be reported as discontinued operations in fiscal year 2003. Revenue included in fiscal year 2002 from the Remedy business was $158.9 million.

      Debtor-in-Possession Financing. In connection with the Remedy sale, BMC agreed to provide an interim $110 million debtor-in-possession (“DIP”) financing facility to the Company. To secure the Company’s payment obligation under the facility, BMC was granted first priority security interests and liens in substantially all of the Company’s assets, subject to certain permitted liens (including the Factoring Banks’ liens in certain purchased accounts and, to a limited extent, the Foothill liens). BMC also provided emergency initial funding to the Company of $3.5 million on September 20, 2002. The DIP facility and the sale of Remedy to BMC were approved by the Bankruptcy Court.

      Repayment of Foothill Loan & DIP Facility. The Company drew down a total of approximately $54 million under the DIP facility with BMC, of which approximately $36.9 million was used to satisfy in full the outstanding balance of the Foothill loan and $3.5 million was credited against the full amount due under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BMC’s emergency pre-petition loan to the Company. The Company’s obligations to BMC under the DIP facility were fully satisfied as an offset against the purchase price for Remedy when the Remedy sale closed on November 20, 2002.

      Rejection of Real Estate Leases. The Company has rejected three of the five leases at its San Diego, California, headquarters facility returning approximately 300,000 square feet back to the landlord and retaining 240,000 square feet. The Company also has rejected approximately 37 other real property leases/subleases. The future minimum lease payments at March 31, 2002 related to the rejected leases is $175 million. There can be no assurance of the ultimate amount owed under these rejected leases until approved by the Bankruptcy Court.

      Sale of Telco Product Management Product Line. In December 2002, the Company sold the assets related to its telecommunication management product line to Symphony Services Corp. and its affiliate TSB Solutions, Inc. for approximately $2.5 million in cash.

      Sale of Travel Management Product Line. In December 2002, the Company sold the assets related to its XOL on-line travel booking system to American Express Travel Related Services Company, Inc. (“AMEX”) for approximately $1 million. In addition, AMEX reimbursed the Company approximately $1.4 million for amounts expended in the development of enhancements to the travel management product line through the closing.

      Interim Payments to Factoring Banks. On December 30, 2002, the Bankruptcy Court approved interim payments to the Factoring Banks of approximately $43.6 million. As consideration for the interim payments, the Factoring Banks agreed to waive the $1 million forbearance fee provided for in the Forbearance Agreement and any and all default interest that might have been payable under the agreement. Under the terms of the court’s order, the Company, Remedy and all other parties in interest preserved all of their rights and remedies with respect to the avoidance or set aside of the Forbearance Agreement. In the event the Factoring Banks are required to disgorge to the Company some or all of the interim payments, the Factoring Banks agreed to pay interest on the disgorged payments from December 31, 2002, at the rate of 1 1/4% per annum.

      IBM Settlement. In December 2002, Peregrine and IBM entered into a Settlement Agreement to resolve certain disputed payment obligations arising between the companies in connection with IBM’s status as a primary reseller of Peregrine products and to reduce Peregrine’s existing contractual obligations to purchase products and services on an ongoing basis from IBM. Under the Settlement Agreement, Peregrine offset $5 million due from IBM in satisfaction of approximately $29 million in future payment obligations due to IBM under an outsourcing services agreement and an equipment financing agreement. Peregrine also paid IBM approximately $1.2 million for services to transition hosted servers from IBM’s facilities to Peregrine’s facilities, in return for which Peregrine was relieved of its obligation to continue to pay IBM approximately $275,000 per month for hosting services.

20.     Contingent Liabilities

Peregrine Systems Securities Litigation

      During May and June 2002, a number of purported class action complaints were filed against the Company, some of its present and former directors and officers, and its former independent auditor, in the United States District Courts for the Southern District of California and the Southern District of New York. The complaints were filed on behalf of purchasers of the Company’s securities during various periods from June 29, 1999 to May 22, 2002. The complaints were filed following the Company’s announcement that it would restate its financial statements. The complaints allege that the defendants made false and misleading statements in the Company’s public statements, SEC filings and financial statements. The complaints assert claims for violations of Sections 11, 12 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Securities Exchange Act of 1934 and Rule 10b-5 promulgated hereunder. The complaint filed in the Southern District of New York also asserts claims for common law fraud, misrepresentation and deceit. The complaints seek a declaration that the actions are proper class actions, compensatory damages in unspecified amounts, interest, fees and expenses, and extraordinary equitable and/or injunctive relief.

      On September 4, 2002, the United States District Court for the Southern District of California entered an order consolidating all of the class action complaints pending in that court. On October 11, 2002, the court entered its Order (1) granting the Loran Group’s Motion for Appointment as Lead Plaintiff and its Motion for Approval of its Choice of Lead Counsel; (2) granting the State University Retirement System of Illinois’ Motion for Appointment as Lead Plaintiff and its Motion for Approval of its Choice of Lead Counsel; (3) denying competing motions for appointment as lead plaintiff. Motions for reconsideration and clarification of the order appointing the lead plaintiffs have been filed and were heard on January 21, 2003. On that date the court entered an order (1) granting the Loran Group’s motion for Appointment as Lead Plaintiff for section 10(b) claimants and its Motion for Approval of its Choice of Lead Counsel; (2) granting Heywood Waga’s Motion for Appointment as Lead Plaintiff for section 11 claimants and its Motion for Approval of his Choice as Lead Counsel; (3) Vacating the State University Retirement System of Illinois’ Motion for Appointment as Lead Plaintiff for section 11 claimants and its Motion for Approval of its Choice of Lead Counsel. The court previously directed lead plaintiffs to file a consolidated class action complaint by December 9, 2002, but vacated that date following the filing of the motions for reconsideration. The court has now directed lead plaintiffs to file a consolidated class action complaint by March 17, 2003 and the defendants to file a response by April 28, 2003. The court has scheduled a Pre-Answer Early Neutral Evaluation Conference for February 28, 2003.

      In August 2002, the Company filed a motion to transfer the case pending in the Southern District of New York to the Southern District of California. The court took the motion under submission. The plaintiff has withdrawn its opposition to that motion.

Derivative Actions

      During May and June 2002, a number of derivative complaints were filed in the Delaware Chancery Court, the Superior Court of the State of California for the County of San Diego and the United States District Court for the Southern District of California, purportedly on behalf of the Company, against some of the Company’s present and former directors and officers and its former independent auditor. The complaints name the Company as a nominal defendant. The derivative complaints allege that the defendants breached their duties to the Company, caused or permitted the Company to make false and misleading statements and engage in improper accounting practices, mismanaged the Company, exposed the Company to the securities lawsuits, and engaged in insider trading, among other allegations. The suits assert claims for breach of fiduciary duty, abuse of control, constructive fraud, gross mismanagement, unjust enrichment, waste of corporate assets, contribution and indemnification, and violations of the California Corporations Code. The complaints seek various types of monetary and non-monetary relief on behalf of the Company and fees and expenses incurred by the plaintiffs. Each of the courts entered orders consolidating the derivative cases filed in that court.

Schuster v. Gardner, et al.

      On October 15, 2002, a class action complaint for breach of fiduciary duties and aiding and abetting breach of fiduciary duties was filed against some of Peregrine’s current and former directors in the Superior Court for the Southern District of California for the County of San Diego. The complaint seeks monetary relief on behalf of all persons who held, purchased or otherwise acquired shares of Peregrine stock between July 19, 2000 and May 6, 2002. On November 15, 2002, the action was removed to the United States District Court for the Southern District of California on the ground that the claims are preempted by the Securities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation Uniform Standards Act. On December 3, 2002, plaintiff filed an amended class action complaint on behalf of a class defined as all persons who held shares of Peregrine stock between July 19, 2000 and May 6, 2002. On December 13, 2002, plaintiff filed a motion to remand.

Motive v. Peregrine, et al.

      In September 2002, Motive Communications, Inc. (“Motive”) filed an action in Travis County, Texas District Court against Peregrine and Remedy and certain former officers of Peregrine claiming Motive was fraudulently induced into licensing Motive software to Peregrine under a March 2002 license agreement, and that Peregrine misappropriated Motive trade secrets, and seeking a constructive trust. The license agreement provided for Peregrine to pay Motive $27 million in stock or cash for the license of Motive source code. In October 2002, Motive filed a complaint with the bankruptcy court for the imposition of a constructive trust and an award of damages in the approximate sum of $27 million. The Company has agreed to segregate and not dispose of $27 million in cash proceeds of the Remedy sale pending resolution of Motive’s claims. On January 19, 2003, Peregrine entered into a settlement agreement with Motive that is subject to bankruptcy court approval and approval of Peregrine’s proposed plan of reorganization. The settlement agreement provides for a mutual release of claims in exchange for Peregrine’s payment of $4 million in cash upon approval of the plan, the payment of an additional $5 million, without interest, in four equal annual installments, the return to Motive of approximately 1.7 million shares of Motive stock held by Peregrine, and the return to Peregrine of 1 million shares of Peregrine stock held by Motive.

Enforcement Actions

      On or about January 29, 2002, the Division of Enforcement of the SEC began an informal investigation concerning the role of the Company’s former CEO, Steven Gardner, in reciprocal transactions with Critical Path, Inc. in the first half of the Company’s 2001 fiscal year. Critical Path’s CEO pled guilty to criminal charges of financial fraud with respect to these and other transactions. In February 2002, in response to these events, the Company’s Audit Committee retained Charles LaBella, a former U.S. Attorney, to conduct an independent investigation of the Company’s transactions with Critical Path. By late April 2002, the Company learned that the SEC was likely to issue a request for a “Wells letter” (indicating a preliminary determination of a violation of securities laws) to Mr. Gardner relating to Critical Path.

      The Division of Enforcement of the SEC expanded its investigation of the Company following the Company’s April 30, 2002 press release announcing the delay of its earnings release and conference call relating to its fourth quarter 2002 and fiscal year 2002 results. By letters dated May 9, 2002 and May 14, 2002, the SEC requested voluntary production of certain documents. Subsequently, the SEC adopted a formal order of investigation, entitled In the Matter of Peregrine Systems, Inc., SEC file No. HO-9404, and, by subpoena dated May 15, 2002, required production of documents from January 1997 including, among other things, all documents concerning financial irregularities or errors in the Company’s financial records or financial statements, and deficiencies in internal controls.

      In late April 2002, Peregrine’s Audit Committee retained outside counsel to work with Mr. LaBella in an expanded investigation, supported by a forensic accounting team and directed them to conduct a full independent investigation. On or about August 13, 2002, outside counsel submitted its report and supporting materials to the SEC regarding its independent investigation, which provided analysis and conclusions regarding, among other things, the Company’s improper financial reporting.

      On July 5, 2002, the Company received a letter from the Committee on Energy and Commerce of the U.S. House of Representative with a subpoena for documents pursuant to Rules X and XI of the U.S. House of Representatives. The Company provided documents to the Committee in response to the subpoena.

PEREGRINE SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Department of Justice also commenced an investigation and, by subpoena dated August 14, 2002, required the production of all documents and electronic data furnished to the SEC in connection with the SEC’s formal investigation, including the investigation report.

      In November 2002, a former treasury department employee of the Company pled guilty to the felony of conspiracy to commit bank fraud. The SEC has filed a civil suit against the same former employee alleging violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules promulgated thereunder, involving financial fraud, insider trading, falsification of books and records, and financial reporting violations.

Other Litigation

      The Company and its subsidiaries are also involved in legal proceedings, claims, and litigation arising in the ordinary course of business. Although the ultimate results of these legal proceedings, claims, and litigation are not currently determinable, in the opinion of management these matters will not materially affect the Company’s financial position, results of operation, or liquidity.

Bankruptcy Proceedings

      On January 20, 2003, the Company submitted a proposed Plan of Reorganization (the “Plan”) and Disclosure Statement to the Bankruptcy Court. The Plan may not be approved by the Bankruptcy Court or may ultimately be approved in a form that is materially different from the form initially submitted by the Company. If the Company’s exclusivity period expires before the Plan is approved, competing plans may be proposed by other parties.

      Until such time as settlements or judicial resolutions are finalized, the Company will be required to expend substantial resources in connection with the bankruptcy proceedings and the matters described above. The bankruptcy process and litigation matters will cause a diversion of management’s time and attention away from normal business operations. The Company’s business, financial condition, results of operations, and liquidity could be materially and adversely affected by these matters, and stockholders could sustain substantial dilution of their interest in Peregrine depending on the terms of the plan of reorganization ultimately approved by the court.